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                                                                   EXHIBIT 10.13
















                      EASTMAN EXCESS RETIREMENT INCOME PLAN











                            EASTMAN CHEMICAL COMPANY
                            EFFECTIVE JANUARY 1, 1994


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                      EASTMAN EXCESS RETIREMENT INCOME PLAN


                                   ARTICLE ONE

                                 Purpose of Plan

1.1 This Plan implements the intent of providing retirement benefits by means of both a funded and an unfunded plan. This Plan is an excess benefit plan as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974 and is designed to provide retirement benefits payable out of the general assets of the Company where benefits cannot be paid under the Funded Plan because of Code Section 415 and the provisions of the Funded Plan which implement such Section. In addition, this Plan will assume the liabilities accrued under the Kodak Excess Retirement Income Plan as of January 1, 1994, in respect of each Employee who is actively employed by Eastman Chemical Company as of such date.

                                   ARTICLE TWO

                                   Definitions

2.1 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.2 "Company" shall mean Eastman Chemical Company, and any subsidiary and/or affiliated corporation which is a participating employer under the Funded Plan, except where a specific reference is made to a particular corporation.

2.3 "Compensation Committee" shall mean the Compensation and Management Development Committee of the Board of Directors of the Company.

2.4      "Effective Date" shall mean January 1, 1994.

2.5      "Employee" shall mean a participant in the Funded Plan.

2.6      "Funded Plan" shall mean the Eastman Retirement Assistance Plan.

2.7      "Plan" shall mean this Eastman Excess Retirement Income Plan.

                                  ARTICLE THREE

                                   Eligibility

3.1 All Employees eligible to receive a benefit from the Funded Plan shall be eligible to receive a benefit under this Plan if their benefits cannot be fully provided by the Funded Plan due to the benefit limitations imposed by Code Section 415.


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                                  ARTICLE FOUR

                                    Benefits

4.1 Benefits due under this Plan shall be paid at such time or times following the Employee's retirement or death as the Company's Vice President, Human Resources determines with respect to Employees other than executive officers of the Company, and as the Compensation Committee determines with respect to Employees who are executive officers of the Company. In each case the method of payment shall be chosen in the sole discretion of the Company's Vice President, Human Resources, or Compensation Committee, as applicable, from among the payment options available under the Funded Plan. If the Employee is deceased, the person who shall receive payment under this Plan (if any), shall be the same person who would be entitled to receive survivor benefits with respect to the Employee under the Funded Plan.

4.2 The benefit payable under this Plan shall be the amount of the retirement income benefit to which an Employee would otherwise be entitled under the Funded Plan if the provisions of Code Section 415 as expressed in the Funded Plan were disregarded, less the amount of the retirement income benefit to which the Employee is entitled under the Funded Plan.

         The "retirement income benefit to which the Employee is entitled under the Funded Plan" generally means the benefits actually payable to an Employee under the Funded Plan; provided, however, that where the benefits actually payable to an Employee under the Funded Plan are reduced on account of a payment of all or a portion of an Employee's benefits to a third party on behalf of or with respect to an Employee (pursuant, for example, to a qualified domestic relations order), the "retirement income benefit to which the Employee is entitled under the Funded Plan" shall be deemed to mean the benefit that would have been actually payable but for such payment to a third party.

4.3 If an Employee's benefit from the Funded Plan is subject to an actuarial reduction because of the time when payment commences, his benefit from this Plan shall also be actuarially reduced.

4.4 The benefits payable under this Plan shall be paid by the Company each year out of its general assets. To the extent an Employee acquires the right to receive a payment under this Plan, such right shall be no greater than that of an unsecured general creditor of the Company. No amount payable under this Plan may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against an Employee.

4.5. Not later than one (1) year before the Participant's termination of employment, a Participant may elect on forms provided by the Company to have the actuarial present value of his benefit under this Plan transferred to the Eastman Executive Deferred Compensation Plan. If the Participant makes such a timely election, then upon his termination of employment, neither the Participant or his beneficiaries shall have any further right to benefits of any kind under this Plan, and the payment of such benefits shall be governed solely by the Eastman Executive Deferred Compensation Plan. For purposes of this Section, the "actuarial present value" of the Participant's benefit under this Plan shall be calculated using the actuarial assumptions and methodologies that would be used if the benefits under this Plan were paid at the Participant's termination of


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         employment as a single lump sum payment under the Funded Plan. Also, notwithstanding the first sentence of this Section, any election properly made under this Section 4.5 no later than December 31, 2000, shall be considered valid and binding.

                                  ARTICLE FIVE

                                 Administration

5.1 RESPONSIBILITY. Except as expressly provided otherwise herein, the Vice President, Human Resources shall have total and exclusive responsibility to control, operate, manage and administer the plan in accordance with its terms.

5.2 AUTHORITY OF VICE PRESIDENT. The Vice President, Human Resources shall have all the authority that may be necessary or helpful to enable him to discharge his responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, such Vice President shall have the exclusive right: to interpret the Plan, to determine eligibility for participation in the Plan, to decide all question concerning eligibility for and the amount of benefits payable under the Plan, to construe any ambiguous provision of the Plan, to correct any default, to supply any omission, to reconcile any inconsistency, and to decide any and all questions arising in the administration, interpretation, and application of the Plan. However, see Section 5.5.

5.3 DISCRETIONARY AUTHORITY. The Vice President, Human Resources shall have full discretionary authority in all matters related to the discharge of his responsibilities and the exercise of his authority under the Plan including, without limitation, his construction of the terms of the Plan and his determination of eligibility for participation and benefits under the Plan. It is the intent of Plan that the decisions of such Vice President and his action with respect to the Plan shall be final and binding upon all persons having or claiming to have any right or interest in or under the Plan and that no such decision or action shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious. Notwithstanding anything to the contrary in this Article Five, the Vice President, Human Resources shall not have the authority to make any decision or resolve any issue that directly affects his own participation or benefits under this Plan, and instead such decision or resolution shall be reserved to the Compensation Committee.

5.4 DELEGATION OF AUTHORITY. The Vice President, Human Resources may delegate some or all of his authority under the Plan to any person or persons provided that any such delegation be in writing.

5.5 AUTHORITY OF COMPENSATION COMMITTEE. Under Section 4.1 of this Plan, decisions concerning payment of benefits to executive officers shall be made by the Compensation Committee of the Board of Directors, and to that extent the provisions of 5.1 through 5.4 above shall be deemed to apply to such Committee.


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5.6      IRREVOCABLE ELECTIONS. Notwithstanding anything to the contrary in this
         Plan, the Vice President, Human Resources and the Compensation Committee, as applicable, may expressly designate any decision under
         Section 4.1 concerning time of payment of benefits and/or form of payment as being irrevocable, and if such designation is made, such decision may be changed only with the consent of the Employee, or, if the Employee is deceased, the Employee's beneficiary under this Plan
         (if any). Once payments have commenced to an Employee or beneficiary under this Plan, the form of payment shall be considered irrevocable within the meaning of the immediately preceding sentence, regardless of whether it is designated as such by the Vice President, Human Resources or the Compensation Committee.

                                   ARTICLE SIX

                            Amendment and Termination

6.1 While the Company intends to maintain this Plan in conjunction with the Funded Plan under present business conditions, the Company, acting through the Compensation Committee, reserves the right to amend and/or terminate it at any time for whatever reasons it may deem advisable.

6.2 Notwithstanding the preceding Section, however, the Company hereby makes a contractual commitment to pay the benefits accrued under this Plan as of the date of such amendment or termination to the extent it is financially capable of meeting such obligation.

                                  ARTICLE SEVEN

                                  Miscellaneous

7.1 Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of an Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

7.2 This Plan shall be governed by the laws of the State of Tennessee, except to the extent preempted by federal law.

7.3 This Plan shall be binding upon the successors and assigns of the parties hereto.

7.4 The Company will withhold to the extent required by law all applicable income and other taxes from amounts accrued or paid under the Plan.


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